EXHIBIT 10.5
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                 CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
                                 BONUS PLAN

   The Consolidated Communications Holdings, Inc. Bonus Plan ("Bonus Plan") provides for the payment of annual cash bonuses to employees who are considered to be senior management level and are selected to participate in the Bonus Plan by the Compensation Committee of the Board of Directors (the "Committee"). The Bonus Plan provides that for a calendar year, the Committee will establish performance goals, which may be corporate-based or individually-based, and a bonus payment schedule detailing the amount that may be paid to each participant (as a percentage of base salary) based upon the level of attainment of the performance goals. As approved by the Committee, bonus payments for the 2007 calendar year will be based on a combination of the following business criteria: (i) 90% of the target bonus payment will be based on corporate performance goals of earnings before interest, taxes, depreciation and amortization (EBITDA), dividend payout ratio, and broadband subscriber net additions; and
   (ii) 10% of the target bonus payment will be based on individual goals to be achieved by the senior management group as a team.